EXHIBIT (16)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Eaton Vance Tax-Managed Buy-Write Opportunities Fund and Eaton Vance Tax-Managed Buy-Write Strategy Fund, each a Massachusetts business trust (each, a “Fund”), do hereby severally constitute and appoint Jill R. Damon, Thomas E. Faust Jr., James F. Kirchner, Deidre E. Walsh, Nicholas S. Di Lorenzo (effective upon his appointment as an officer) or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, Registration Statements on Form N-14 related to the reorganization of Eaton Vance Tax-Managed Buy-Write Strategy Fund with and into Eaton Vance Tax-Managed Buy-Write Opportunities Fund and any and all amendments, supplements, proxy materials or other instruments in connection therewith filed by a Fund with the Securities and Exchange Commission in respect of any class of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ Edward J. Perkin	President and Principal Executive Officer	November 18, 2022
Edward J. Perkin
/s/ James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	November 18, 2022
James F. Kirchner
/s/ Thomas E. Faust Jr.	Trustee	November 18, 2022
Thomas E. Faust Jr.
	Trustee	November 18, 2022
Mark R. Fetting
/s/ Cynthia E. Frost	Trustee	November 18, 2022
Cynthia E. Frost
/s/ George J. Gorman	Trustee	November 18, 2022
George J. Gorman
/s/ Valerie A. Mosley	Trustee	November 18, 2022
Valerie A. Mosley
/s/ Keith Quinton	Trustee	November 18, 2022
Keith Quinton
/s/ Marcus L. Smith	Trustee	November 18, 2022
Marcus L. Smith
/s/ Susan J. Sutherland	Trustee	November 18, 2022
Susan J. Sutherland
/s/ Scott E. Wennerholm	Trustee	November 18, 2022
Scott E. Wennerholm
/s/ Nancy A. Wiser	Trustee	November 18, 2022
Nancy A. Wiser